EXHIBIT (h)(5)

SUB-TRANSFER AGENCY SERVICES AGREEMENT
This Sub-Transfer Agency Services Agreement (the “Agreement”) is effective as of September 1,
2011 by and between BNY Mellon Investment Servicing (US) Inc. (BNYM), a Massachusetts corporation
(f/k/a PNC Global Investment Servicing (U.S.) Inc.), and Eaton Vance Management, a Massachusetts
business trust (“Eaton Vance”).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Transfer Agency Agreement, with an effective date of
September 1, 2011, by and between BNYM and the registered investment companies listed on Schedule B thereto, as such Schedule B may be amended from time to time ("Listed Investment Companies"), BNYM serves as transfer agent for the Listed Investment Companies (the “TA Agreement”); and
WHEREAS, BNYM and Eaton Vance were parties to a Sub-Transfer Agency Services Agreement, dated as of August 1, 2008 (the "2008 Agreement"), which provided for Eaton Vance to perform certain of
BNYM’s duties under the predecessor agreement to the TA Agreement; and
WHEREAS, the 2008 Agreement is being terminated simultaneously with the execution of this
Agreement; and
WHEREAS, Eaton Vance and BNYM desire that Eaton Vance be retained by BNYM to continue performing certain duties of BNYM under the TA Agreement for the "Funds", which is hereby defined to mean the registered investment companies for which BNYM acts as transfer agent under the TA Agreement and any successor agreements to the TA Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Definitions. As used in this Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended.
(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.
(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the

Fund’s Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Funds.
An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.
(d)	“Financial Intermediaries” means any investment advisor, broker-dealer, financial planner or any other person authorized by a Shareholder or a Fund to act on behalf of a Shareholder.
(e)	“SEC” means the Securities and Exchange Commission.
(f)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.
(g)	“Shareholder” means a record owner of Shares of a Fund.
(h)	“Shares” mean the shares of beneficial interest of any series or class of the Funds.
2.	Appointment. BNYM hereby engages Eaton Vance to perform those services set forth on the attached Schedule A in accordance with the terms set forth in this Agreement and Eaton Vance agrees to perform such services directly on behalf of the Funds.
3.	Compliance with Rules and Regulations. Eaton Vance shall comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Eaton Vance hereunder.
4.	Records. The books and records pertaining to the Funds, which are in the possession or under the control of Eaton Vance, shall be the property of the Funds. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable Securities Laws, rules and regulations. The
Funds shall have access to such books and records at all times during normal business hours. Upon the reasonable request of the Funds, copies of any such books and records shall be provided by Eaton Vance to the Funds.
5.	Confidentiality.
(a)	Each party shall keep confidential any information relating to the other party’s business
(“Confidential Information”). Confidential Information shall include:
(i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists,

sales estimates, business plans, and internal performance results relating to the past, present or future business activities of Eaton Vance or BNYM, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;
	(ii)	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords Eaton
Vance or BNYM a competitive advantage over its competitors;
	(iii)	all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and
	(iv)	anything designated as confidential.
(b)	Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it:
	(i)	is already known to the receiving party at the time it is obtained;
	(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;
	(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;
	(iv)	is released by the protected party to a third party without restriction;
	(v)	is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted);
	(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party;
or
	(vii)	has been or is independently developed or obtained by the receiving party.

6.	Compensation BNYM and Eaton Vance acknowledge that the Funds have agreed to pay to BNYM an amount equal to the lesser of (i) actual expense of Eaton Vance associated with providing the services set forth in this Agreement; or (ii) $2,500,000.00 annually. BNYM shall, within thirty (30) of receipt of the foregoing payment from the Funds, remit to Eaton Vance such monies so received as compensation for the services performed by Eaton Vance hereunder. BNYM shall have no obligation to make payments to Eaton
Vance unless and until it receives payment from the Funds. In addition, it shall be the responsibility of Eaton
Vance to provide information with respect to its expense associated with the services provided pursuant to this Agreement.
Eaton Vance represents and warrants to BNYM that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNYM or to Eaton Vance in connection with this Agreement, including all payments, fee waivers, or reimbursements made or to be made by BNYM to Eaton Vance or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board of Trustees of the Funds and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.
7.	Indemnification. BNYM shall have no liability for and Eaton Vance agrees to indemnify, defend and hold harmless BNYM and its affiliates, including their respective officers, directors, agents and employees, from any and all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which Eaton Vance takes in connection with the provision of services hereunder. The provisions of this
Section 7 shall survive termination of this Agreement.
8.	Duration and Termination. This Agreement shall be effective on the date first written above and unless otherwise terminated by the parties shall remain in effect until the termination of the later of (i) TA
Agreement or (ii) any successor agreement to the TA Agreement entered into between BNYM and the
Funds.
9.	Notices. Notices shall be addressed (a) if to BNYM, to BNY Mellon Investment Servicing (US) Inc.
at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; with a copy to BNY Mellon
Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention Senior
Counsel – Transfer Agency, and (b) if to Eaton Vance, at Two International Place, Boston, MA 02110,
Attention: Vice President of Mutual Funds Operations; with a copy to Eaton Vance, Two International Place,
Boston, N 02110, Attention Chief Legal Officer; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
10.	Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.
11.	Delegation; Assignment. Except as expressly provided in this Section 11, no party may assign or transfer this Agreement or assign or transfer any right or obligation hereunder without the written consent of the other party and any attempt at such assignment or transfer, or any such assignment or transfer, shall be void. Any assignment of this Agreement (as defined in the 1940 Act) shall require written consent of the other party. A merger, a sale of a majority or more of the assets, equity interests or voting control, or a transfer by operation of law shall be considered a "transfer" under this Section and require written consent of the other party. Notwithstanding the foregoing: BNYM may assign or transfer this Agreement to an
Affiliate, provided that BNYM gives the Eaton Vance thirty (30) days' prior written notice of such assignment or transfer and such assignment or transfer does not impair Eaton Vance's receipt of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNYM; and BNYM may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNYM under this Agreement but BNYM will be fully responsible for the actions or inactions of any such third party to the same extent as if such actions or inactions had been taken by BNYM directly.
12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
14.	Miscellaneous.
(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements (including the Superseded Agreement) and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.
(b)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
(d)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.
(e)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
(f)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(g)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.
(h)	To help the U.S. government fight the funding of terrorism and money laundering activities, U.S.
Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after
October 1, 2003. Certain of BNYM’s affiliates are financial institutions, and BNYM may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. BNYM may also ask (and may have already asked) for additional identifying information, and BNYM may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By: /s/ Susan M. Frasu

Name: Susan M. Frasu

Title: Managing Director

EATON VANCE MANAGEMENT

By: /s/ Russell Curtis

Name: Russell Curtis

Title: Vice President

SCHEDULE A

Eaton Vance shall perform the following services directly on behalf of the Funds:

  Provide call center services to Financial Intermediaries and Shareholders.

  Answer written inquiries relating to Shareholder accounts (matters relating to portfolio management, distribution of Shares and other management policy questions will be referred to the Funds).

  Furnish a prospectus and/or Statement of Additional Information (“SAI”) to any Shareholder who requests (in writing or by telephone) a prospectus or SAI from a Fund.

  Processing transaction requests received via telephone.